EXHIBIT 99.1


                           FARMERS & MERCHANTS BANCORP
                          REPORTS RECORD FOURTH QUARTER
                                AND 2005 EARNINGS


Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned record net income for the fourth quarter ending December 31, 2005, as well as for the full calendar year 2005. The fourth quarter results represented THE 32ND CONSECUTIVE QUARTER that Farmers & Merchants Bancorp's net income increased over the same period the prior year.

For the full year 2005, Farmers & Merchants Bancorp reported record net income of $18.4 million or $22.24 per share of common stock outstanding, up 13.0% over the prior year. Return on average assets was 1.46%, and return on average equity was 15.26%, an improvement of 76 basis points over the prior year.

Farmers & Merchants Bancorp also reported net income of $4.7 million for the quarter ending December 31, 2005, up 10.5% over the comparable quarter of 2004. Earnings per share of common stock outstanding for the fourth quarter were $5.65, up 11.4% from the fourth quarter of the prior year. Return on average assets for the quarter was 1.43%, and return on average equity was 15.10%, an improvement of 71 basis points over the fourth quarter of 2004.

Steinwert indicated that the Company's growth has been a major contributor to its strong bottom line. Since December 31, 2004, loans outstanding increased 12.3%, total deposits expanded 10.1% and total assets grew by 10.3% to $1.4 billion.

Importantly, during this period of significant growth, the Company's asset quality and capital levels have remained high. Non-performing assets represented only 0.07% of loans outstanding as of December 31, 2005. Additionally, as of December 31, 2005, the Company's allowance for loan losses was $17.9 million or 1.8% of total loans. Total risk-based capital at December 31, 2005 was $150.6 million or 12.3% of risk-based assets. Based on these performance measures, Farmers & Merchants Bancorp compares favorably to peer banks.


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Steinwert  stated,  "The  Central  Valley  continues  to  enjoy a strong overall economy which has contributed to Farmers & Merchants Bancorp's success. Our focus remains on expansion in existing and contiguous markets, as well as the refreshing of our existing branch offices. Thus far in 2006, we have opened our new full-service commercial branch in downtown Sacramento at 13th and J Streets and completed the remodels of our Lodi Vineyard and Modesto Crossroad branches. In the 2nd quarter we will be opening our flagship commercial branch in Stockton on March Lane, as well as opening our new Turlock Main office. All of us at Farmers & Merchants Bancorp are extremely grateful to the communities we serve for their tremendous support of the Bank. In return, Farmers & Merchants Bancorp continues to be committed to its longstanding financial and volunteer support of the many community-based service organizations, whose missions of mercy are helping to improve the overall quality of life throughout California's Great Central Valley."

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California which also operates as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 19 branch offices conveniently located from Sacramento to Turlock.

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FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.